Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces Continued Strategy Successes; Reports Higher Private Pay Occupancy
MENOMONEE FALLS, WISCONSIN May 3, 2010
Highlights:
•	Increased average private pay occupancy by 18 and 83 units over the fourth quarter of 2009 and first quarter of 2009, respectively

•	Increased overall and private pay rates by 5.4% and 3.8% over the first quarter of 2009, respectively

•	Increased Adjusted EBITDAR as a percent of revenues to 32.3%, up from 28.9% in the first quarter of 2009
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income from continuing operations and net income each were $3.6 million in the first quarter of 2010, compared to a net loss from continuing operations and a net loss of $11.6 million and $11.8 million, respectively, in the first quarter of 2009. The net loss for the first quarter of 2009 included an impairment charge relating to the non-cash, non-recurring write-off of goodwill (net of tax) of $14.7 million. Excluding the write-off of goodwill, net income from continuing operations and net income for the first quarter of 2009 would have been $3.1 million and $2.9 million, respectively.
“We are strongly encouraged by our first quarter operating results,” commented Laurie Bebo, President and Chief Executive Officer. “Historically, our industry has seen significant challenges to occupancy in the first quarter of the year. We are pleased that we not only maintained private pay occupancy, but actually increased it. In addition to the private pay occupancy gains, we also significantly increased our margins over the first quarter of 2009. We believe we are well positioned to take advantage of any economic recovery we may see during the balance of 2010.”
Diluted earnings per common share for the first quarter ended March 31, 2010 and 2009 were:

	Quarter ended
	March 31, (unaudited)
	2010	2009
Diluted earnings (loss) per common share from continuing operations	$0.31	$(0.97)

Diluted earnings (loss) per common share	$0.31	$(0.98)

Pro forma diluted earnings per common share from continuing operations excluding net income impact of goodwill write-off	$0.31	$0.26

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues (Adjusted EBITDAR and Adjusted EBITDA margins), and non-GAAP financial measure reconciliation information.
As of March 31, 2010, ALC operated 211 senior living residences comprising 9,280 units.
The following discussions exclude the impact of discontinued operations unless otherwise specified.
Quarters ended March 31, 2010, March 31, 2009, December 31, 2009
Revenues of $57.9 million in the first quarter ended March 31, 2010 increased $0.8 million or 1.4% from $57.1 million in the first quarter of 2009 and increased $0.1 million or 0.2% from the fourth quarter of 2009.

Adjusted EBITDA for the first quarter of 2010 was $13.6 million, or 23.5% of revenues and
•	increased $2.1 million or 17.8% from $11.5 million and 20.2% of revenues in the first quarter of 2009; and

•	decreased $1.0 million or 6.9% from $14.6 million and 25.3% of revenues in the fourth quarter of 2009.
Adjusted EBITDAR for the first quarter of 2010 was $18.7 million, or 32.3% of revenues and
•	increased $2.2 million or 13.4% from $16.56 million and 28.9% of revenues in the first quarter of 2009; and

•	decreased $1.0 million or 5.1% from $19.7 million and 34.1% of revenues in the fourth quarter of 2009.
First quarter 2010 compared to first quarter 2009
Revenues in the first quarter of 2010 increased from the first quarter of 2009 primarily due to higher average daily revenue as a result of rate increases ($2.1 million) and an increase in private pay occupancy ($0.8 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($2.1 million). Private pay rates increased in the first quarter of 2010 by an average of 3.8% over the first quarter of 2009. Overall rates, including the impact of improved payer mix, increased in the first quarter of 2010 by an average of 5.4% over the first quarter of 2009.
Both Adjusted EBITDA and Adjusted EBITDAR increased in the first quarter of 2010 primarily due to a decrease in residence operations expenses ($1.7 million) (this excludes the impact of the write-off of fixed assets caused by winter storms), an increase in revenues discussed above ($0.8 million), partially offset by an increase in general and administrative expenses ($0.3 million) (this excludes non-cash equity based compensation). Additionally, for Adjusted EBITDA only, an increase in residence lease expense ($0.1 million). Residence operations expenses decreased primarily from lower labor and kitchen expenses. Staffing needs in the first quarter of 2010 as compared to the first quarter of 2009 decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. Kitchen expenses were lower due to new group purchasing plans. General and administrative expenses increased primarily from upfront costs associated with transitioning payroll and benefits from a third party vendor to in-house.
First quarter 2010 compared to the fourth quarter 2009
Revenues in the first quarter of 2010 increased from the fourth quarter of 2009 primarily due to an increase in the number of units occupied by private pay residents ($0.2 million) and higher average daily revenue as a result of rate increases ($1.7 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.6 million) and two less days in the 2010 quarter ($1.2 million).
Decreased Adjusted EBITDA and Adjusted EBITDAR in the first quarter of 2010 as compared to the fourth quarter of 2009 resulted primarily from an increase in residence operations expenses ($1.0 million) and an increase in general and administrative expenses excluding non-cash equity-based compensation ($0.1 million), partially offset by an increase in revenues discussed above ($0.1 million). Residence operations expenses increased primarily from increases in utility expenses resulting from normal seasonal fluctuations.
Liquidity
At March 31, 2010 ALC maintained a strong liquidity position with cash of approximately $10.1 million and undrawn lines of $70 million.
Investor Call
ALC has scheduled a conference call for tomorrow, May 4, 2010 at 10:00 a.m. (ET) to discuss its financial results for the first quarter. The earnings release will be posted on ALC’s website at www.alcco.com. The toll-free number for the live call is 800-230-1092 or international 612-332-0107; the conference name is “ALC First Quarter Results.” A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on June 4, 2010, by dialing toll free 800-475-6701, or international 320-365-3844; the access code is 152969.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 assisted living residences comprising 9,280 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Operations
(In thousands, except earnings per share)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009(1)
Revenues	$57,859	$57,067

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	35,712	37,253
General and administrative (including non-cash stock-based compensation expense of $137 and $65, respectively)	3,774	3,434
Residence lease expense	5,083	4,930
Depreciation and amortization	5,670	4,931
Goodwill impairment	—	16,315

Total operating expenses	50,239	66,863

Income (loss) from operations	7,620	(9,796)
Other income (expense):
Interest income	4	12
Interest expense	(1,888)	(1,703)

Income (loss) before income taxes	5,736	(11,487)
Income tax expense	(2,123)	(144)

Net income (loss) from continuing operations	3,613	(11,631)
Loss from discontinued operations, net of tax	—	(144)

Net income (loss)	$3,613	$(11,775)

Weighted average common shares:
Basic	11,578	11,956
Diluted	11,744	11,956
Per share data:
Basic earnings (loss) per common share Earnings (loss) from continuing operations	$0.31	$(0.97)
Loss from discontinued operations	—	(0.01)

Net income (loss)	$0.31	$(0.98)

Diluted earnings (loss) per common share Earnings (loss) from continuing operations	$0.31	$(0.97)
Loss from discontinued operations	—	(0.01)

Net income (loss)	$0.31	$(0.98)

Adjusted EBITDA (2)	$13,597	$11,544
Adjusted EBITDAR (2)	$18,680	$16,474

(1)	Reflects the reclassification of the operations of 118 units previously reported as continuing operations to discontinued operations.

(2)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,131	$4,360
Investments	3,851	3,427
Accounts receivable, less allowances of $842 and $738, respectively	2,594	2,668
Prepaid expenses, supplies and other receivables	4,886	3,537
Deposits in escrow	1,581	1,993
Income tax receivable	—	723
Deferred income taxes	3,960	4,636
Current assets of discontinued operations	168	36

Total current assets	27,171	21,380
Property and equipment, net	413,312	415,454
Intangible assets, net	11,408	11,812
Restricted cash	3,016	4,389
Other assets	2,033	1,935
Non-current assets of discontinued operations	—	399

Total Assets	$456,940	$455,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,591	$8,005
Accrued liabilities	16,337	19,228
Deferred revenue	7,873	6,368
Current maturities of long-term debt	1,853	1,823
Income tax payable	333	—
Current portion of self-insured liabilities	500	500
Current liabilities of discontinued operations	—	34

Total current liabilities	33,487	35,958
Accrual for self-insured liabilities	1,510	1,416
Long-term debt	119,434	119,914
Deferred income taxes	13,626	13,257
Other long-term liabilities	12,077	11,853
Commitments and contingencies

Total Liabilities	180,134	182,398

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 80,000,000 shares authorized at March 31, 2010 and December 31, 2009; 12,403,318 and 12,397,525 shares issued and 10,053,867 and 10,048,674 shares outstanding, respectively	124	124
Class B Common Stock, $0.01 par value, 15,000,000 shares authorized at March 31, 2010 and December 31, 2009; 1,523,255 and 1,528,650 shares issued and outstanding, respectively	15	15
Additional paid-in capital	314,739	314,602
Accumulated other comprehensive loss	(1,907)	(2,012)
Retained earnings	37,099	33,486
Treasury stock at cost, 2,349,451 and 2,348,851 shares, respectively	(73,264)	(73,244)

Total Stockholders’ Equity	276,806	272,971

Total Liabilities and Stockholders’ Equity	$456,940	$455,369

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
		(reclassified) (1)
OPERATING ACTIVITIES:
Net income (loss)	$3,613	$(11,775)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,670	5,028
Goodwill impairment	—	16,315
Amortization of purchase accounting adjustments for leases	(99)	(99)
Provision for bad debts	104	(30)
Provision for self-insured liabilities	170	259
Loss on disposal of fixed assets	170	29
Unrealized gain on investments	(27)	—
Equity-based compensation expense	137	65
Change in fair value of derivatives	65	(172)
Deferred income taxes	1,045	(65)
Changes in assets and liabilities:
Accounts receivable	(30)	250
Supplies, prepaid expenses and other receivables	(1,349)	(2,283)
Deposits in escrow	412	566
Current assets — discontinued operations	(132)	—
Accounts payable	(904)	(1,423)
Accrued liabilities	(2,891)	(605)
Deferred revenue	1,505	1,591
Current liabilities — discontinued operations	(34)	—
Payments of self-insured liabilities	(77)	(89)
Income taxes payable / receivable	927	(88)
Changes in other non-current assets	1,275	(991)
Other non-current assets — discontinued operations	399	—
Other long-term liabilities	160	267

Cash provided by operating activities	10,109	6,750
INVESTING ACTIVITIES:
Payment for executive retirement plan securities	(56)	—
Payments for new construction projects	(1,371)	(8,359)
Payments for purchases of property and equipment	(2,432)	(4,077)

Cash used in investing activities	(3,859)	(12,436)
FINANCING ACTIVITIES:
Purchase of treasury stock	(20)	(1,969)
Proceeds on borrowings on revolving credit facility	—	6,000
Repayment of mortgage debt	(459)	(7,624)

Cash used by financing activities	(479)	(3,593)
Increase (decrease) in cash and cash equivalents	5,771	(9,279)

Cash and cash equivalents, beginning of year	4,360	19,905

Cash and cash equivalents, end of period	$10,131	$10,626

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$1,782	$1,807
Income tax payments, net of refunds	86	62

(1)	Reflects the reclassification of the operations of 118 units previously reported as continuing operations to discontinued operations.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Continuing residences*

	Three months ended
	March 31,	December	March 31,
	2010	31, 2009	2009
Average Occupied Units by Payer Source
Private	5,468	5,450	5,385
Medicaid	214	298	522

Total	5,682	5,748	5,907

Occupancy Mix by Payer Source
Private	96.2%	94.8%	91.2%
Medicaid	3.8%	5.2%	8.8%

Percent of Revenue by Payer Source
Private	97.5%	96.5%	93.8%
Medicaid	2.5%	3.5%	6.2%

Average Revenue per Occupied Unit Day	$113.13	$109.18	$107.34

Occupancy Percentage*	63.0%	63.5%	65.9%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended March 31, 2010, December 31, 2009 and March 31, 2009 we actively operated 9,025, 9,056 and 8,961 units, respectively.
Same residence basis**

	Three months ended
	March	December	March 31,
	31, 2010	31, 2009	2009
Average Occupied Units by Payer Source
Private	5,396	5,383	5,326
Medicaid	210	278	452

Total	5,606	5,661	5,778

Occupancy Mix by Payer Source
Private	96.3%	95.1%	92.2%
Medicaid	3.7%	4.9%	7.8%

Percent of Revenue by Payer Source
Private	97.5%	96.6%	94.5%
Medicaid	2.5%	3.4%	5.5%

Average Revenue per Occupied Unit Day	$112.75	$108.72	$107.72

Occupancy Percentage	64.7%	64.8%	66.5%

**	Excludes quarterly impact of 232 completed expansion units and 153 units temporarily closed for renovation.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009
	(In thousands, unaudited)
Net income (loss)	$3,613	$(11,775)	$4,327
Less: Income (loss) from discontinued operations, net of tax	—	(144)	23
Add: Provision for income taxes	2,123	144	2,722

Income (loss) from continuing operations before income taxes	5,736	(11,487)	7,026
Add:
Depreciation and amortization	5,670	4,931	5,630
Interest expense, net	1,884	1,691	1,864
Non-cash equity based compensation	137	65	86
Loss on disposal of fixed assets	170	29	—
Goodwill impairment	—	16,315	—

Adjusted EBITDA	13,597	11,544	14,606
Add: Lease expense	5,083	4,930	5,068

Adjusted EBITDAR	$18,680	$16,474	$19,674

The following table sets forth the calculations of Adjusted EBITDA and Adjusted EBITDAR as percentages of total revenue:

	Three Months Ended
	March 31,	March 31,	December 31,
	2010	2009	2009
	(Dollars amounts in thousands, unaudited)
Revenues	$57,858	$57,067	$57,737

Adjusted EBITDA	$13,597	$11,544	$14,606

Adjusted EBITDAR	$18,680	$16,474	$19,674

Adjusted EBITDA as percent of total revenues	23.5%	20.2%	25.3%

Adjusted EBITDAR as percent of total revenues	32.3%	28.9%	34.1%

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures

Three Months
Ended
March 31, 2009

Net loss	$(11,775)
Add: Loss from discontinued operations, net of tax	(144)

Loss from continuing operations	(11,631)
Add one time charge:
Goodwill impairment	16,315
Less: Income tax benefits from one time charges	1,622

Pro forma income from continuing operation excluding one time charge	3,062
Loss from discontinued operations net of tax	(144)

Pro forma net income excluding one time charge	$2,918

Weighted average common shares:
Basic	11,956
Diluted	11,956
Pro forma basic earnings per common share from continuing operations excluding one-time charges	$0.26

Pro forma diluted earnings per common share from continuing operations excluding one-time charges	$0.26